Exhibit 99.1

910 Clopper Road, Suite 220N Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

GENVEC REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

GAITHERSBURG, MD - May 12, 2016 - GenVec, Inc. (NASDAQ: GNVC) today reported financial results for the first quarter ended March 31, 2016. For the three months ended March 31, 2016, the company reported a net loss of $1.9 million, or $0.11 per share, compared with a net loss of $1.5 million, or $0.09 per share, for the three months ended March 31, 2015. The company ended the first quarter with $6.9 million in cash, cash equivalents, and liquid investments.

“The recommendation to continue the Phase 1/2 study of CGF166 by the trial’s Data Safety Monitoring Board (DSMB) was an essential hurdle to pass,” said Douglas J. Swirsky, president and CEO of GenVec. “The decision was based on a thorough and objective review of the available safety and efficacy data from all patients enrolled in the study. As a result, we believe the trial is on track to be completed in 2017 as previously expected.”

“Our partnered pipeline continues to advance, and we expect our partner TheraBiologics to advance a second-generation neural stem cell-based cancer treatment utilizing our technology into the clinic later this year,” Mr. Swirsky continued. “Our recent financing further enables GenVec to remain focused on finding new collaborations to maximize the value of our AdenoVerse™ gene delivery platform and we are excited by the response from potential partners.”

Cash Position

As of May 10, 2016, the company had $10.6 million in cash, cash equivalents, and liquid investments (unaudited), which includes the proceeds of the company’s May 2016 financing.

Updated 2016 Guidance

For 2016, GenVec anticipates a cash burn between $6.0 million and $6.5 million and believes its existing resources are sufficient to fund operations into 2018.

Financial Results for the Three Months Ended March 31, 2016

Revenues for the three-month period ended March 31, 2016 were $0.3 million, which represents a decrease of 28% as compared to revenues of $0.4 million in the comparable prior year period.

The decrease in revenue for the three-month period ended March 31, 2016 is primarily attributable to the completion of our contract with the DHS related to our animal health program in February 2015. In connection with this contract we recognized $0.2 million in revenue in 2015 with no corresponding revenue in 2016. Also contributing to the decrease was a reduced work scope under our hearing loss and balance disorders program, which resulted in a $0.1 million reduction in revenue in the current period as compared to the same period in 2015. Partially offsetting these decreases was an increase in revenue from our malaria program of $0.2 million primarily attributable to our grant with the NIH. Work under this grant was completed in March 2016.

Operating expenses were $2.1 million for the three-month period ended March 31, 2016, which represents an increase of 11% as compared to $1.9 million in the comparable prior year period.

General and administrative expenses for the three-month period ended March 31, 2016 increased 9% with expense of approximately $1.4 million in 2016 as compared to $1.3 million in 2015. The increase is primarily attributable to higher personnel costs due to the expansion of our workforce by three full-time employees as compared to the same period in 2015.

Research and development expenses for the three-month period ended March 31, 2016 increased 14% with expense of approximately $0.7 million in 2016 as compared to $0.6 million in 2015. The increase is primarily attributable to higher professional, material, and facility costs.

About GenVec

GenVec is a clinical-stage gene delivery company focused on developing a pipeline of cutting-edge therapeutics and vaccines using its proprietary AdenoVerse™ gene delivery platform. The company is a pioneer in the design, testing and manufacture of adenoviral-based product candidates that can deliver on the promise of gene-based medicine. GenVec’s lead product candidate, CGF166, is licensed to Novartis and is currently in a Phase 1/2 clinical study for the treatment of hearing loss and balance disorders. In addition to its internal and partnered pipeline, the company is also focused on opportunities to license its proprietary technology platform, including vectors and production cell lines, for the development and manufacture of therapeutics and vaccines to the biopharmaceutical industry. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including with respect to GenVec’s hearing loss and balance disorders program, business strategy, expansion of the reach of GenVec’s technology platform, and expectations regarding cash burn, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, such as the failure of Novartis to advance GenVec’s hearing loss and balance disorders program or of the interest or success of other potential or existing third-party collaborators, as well as unexpected business expenses or opportunities.  Further information on the factors and risks that could affect GenVec’s business, financial condition and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

Contact:

Rena Cohen

(240) 632-5501

ir@genvec.com

(Tables to follow)

GenVec, Inc.

Condensed Statements of Operations

(in thousands, except per share data)
	Three Months Ended March 31,
	2016	2015
	(unaudited)
Revenues	$290	$405

Operating expenses:
General and administrative	1,412	1,293
Research and development	737	648
Total operating expenses	2,149	1,941

Operating loss	(1,859)	(1,536)

Other income:
Interest and other income/(expenses), net	(1)	7

Net loss	$(1,860)	$(1,529)

Basic and diluted net loss per share	$(0.11)	$(0.09)

Shares used in computation of basic and diluted net loss per share	17,264	16,540

GenVec, Inc.

Selected Balance Sheet Information

(in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)
Cash, cash equivalents and investments	$6,908	$8,676
Working capital	5,763	7,393
Total assets	7,647	9,463
Stockholders’ equity	6,027	7,680

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